FINANCIAL PRODUCTS
Pricing Supplement No. F1965 To Product Supplement No. I-C dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 March 16, 2022

$3,230,000

Contingent Coupon Buffered Autocallable Yield Notes due March 23, 2023

Linked to the Performance of the VanEck® Oil Services ETF

•	The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously automatically redeemed, and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $487.50 (equivalent to approximately 19.50% per annum) per $10,000 principal amount of securities. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	If an Autocall Event has occurred, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption.

•	If the Final Level is less than the Buffer Level, as of the Valuation Date, investors will lose 1.25% of their principal for each 1% decline in the level of the Underlying beyond the Buffer Level and will receive the Physical Delivery Amount plus cash, in lieu of any fractional shares, subject to our election to pay cash as described below. You could lose your entire investment, excluding contingent coupons on the securities, if any.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) accept the risks of owning equities in general and the Underlying in particular and (iii) if the Final Level is less than the Buffer Level, lose some or all of their investment, excluding contingent coupons on the securities, if any.

•	Senior unsecured obligations of Credit Suisse maturing March 23, 2023. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $10,000. Minimum denominations of $10,000 and integral multiples of $10,000 in excess thereof.

•	The offering price for the securities was determined on March 16, 2022 (the “Trade Date”) and the securities are expected to settle on March 23, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$10,000	$125	$9,875
Total	$3,230,000	$40,375	$3,189,625

(1) Citigroup Global Markets Inc., which we refer to as CGMI, will act as placement agent for the securities. CGMI will receive discounts and commissions from Credit Suisse or one of our affiliates of $125 per $10,000 principal amount of securities.

For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $10,000 principal amount of the securities on the Trade Date is $9,855 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Citigroup

March 16, 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlying

The securities are linked to the performance of the Underlying set forth in the table below. The Underlying, ticker symbol, Initial Level, Coupon Barrier Level, Buffer Level and Autocall Level are set forth in the table below. For additional information on the Underlying, see “The Underlying” herein.

Underlying	Ticker	Initial Level	Coupon Barrier Level	Buffer Level	Autocall Level
VanEck® Oil Services ETF	OIH UP <Equity>	$257.30	$205.84 (80% of Initial Level)	$205.84 (80% of Initial Level)	$257.30 (100% of Initial Level)

Contingent Coupons

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Contingent Coupon Amount on the immediately following Contingent Coupon Payment Date. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Contingent Coupon Amount

$487.50 (equivalent to approximately 19.50% per annum) per $10,000 principal amount of securities.

Coupon Barrier Event

A Coupon Barrier Event will occur if, on any Observation Date, the closing level of the Underlying on such Observation Date is less than the Coupon Barrier Level.

Redemption Amount

If these securities have not been previously automatically redeemed, the Redemption Amount you will receive at maturity will depend on the performance of the Underlying. For each $10,000 principal amount of securities, the Redemption Amount consisting of cash or shares we will pay or deliver will be determined as follows:

•	If the Final Level is equal to or greater than the Buffer Level, a cash payment equal to $10,000. Therefore, you will not participate in any appreciation of the Underlying.

•	If the Final Level is less than the Buffer Level, a number of shares of the Underlying equal to the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead of delivering the Physical Delivery Amount as described below under “Physical Delivery Amount.” The value of the shares or cash as of the Valuation Date will be less than the principal amount of your securities. You could lose your entire investment, excluding contingent coupons on the securities, if any.

Contingent Coupon Buffered Autocallable Yield Notes 2

Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Physical Delivery Amount

The Physical Delivery Amount per $10,000 principal amount of securities is a number of shares of the Underlying rounded down to the nearest whole number equal to the product of (i) $10,000 divided by the Buffer Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $10,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $10,000 divided by the Buffer Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.

Automatic Redemption

If an Autocall Event has occurred, the securities will be automatically redeemed and you will receive a cash payment equal to $10,000 for each $10,000 principal amount of the securities (the “Automatic Redemption Amount”) and the contingent coupon payable, if any, on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date (the “Automatic Redemption Date”). Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of the Underlying on such Autocall Observation Date is equal to or greater than the Autocall Level.

Initial Level

The closing level of the Underlying on the Trade Date, as set forth in the table above.

Final Level

The closing level of the Underlying on the Valuation Date.

Trade Date	March 16, 2022
Settlement Date	Expected to be March 23, 2022
Valuation Date	March 16, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	March 23, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding
Contingent Coupon Buffered Autocallable Yield Notes 3

business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22550MZM4

Key Dates

Each Observation Date, Autocall Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
June 15, 2022	June 15, 2022	June 23, 2022
September 16, 2022	September 16, 2022	September 23, 2022
December 16, 2022	December 16, 2022	December 23, 2022
Valuation Date		Maturity Date

Contingent Coupon Buffered Autocallable Yield Notes 4

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product Supplement No. I-C dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002048/dp166585_424b2-ic.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Contingent Coupon Buffered Autocallable Yield Notes 5

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $10,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Underlying and, in the case of Table 2, total contingent coupons over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below make the following assumptions and assume the securities are not automatically redeemed prior to maturity and if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The hypothetical Buffer Level of $100 has been chosen for illustrative purposes only and does not represent the actual Buffer Level of the Underlying. Accordingly, the Physical Delivery Amount below does not represent the actual number of shares you would receive, which would be determined by the actual Buffer Level of the Underlying and its share adjustment factor. The actual Buffer Level, Contingent Coupon Amount and Coupon Barrier Level are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities and on the Final Level. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether the Final Level will be less than the Buffer Level. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable and no further payments will be made in respect of the securities. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash.

You will not participate in any appreciation in the Underlying. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$10,000 per security
Buffer Level	$100 (80% of Initial Level)
Share Adjustment Factor	1.0
Coupon Barrier Level	80% of Initial Level
Contingent Coupon Amount	$487.50 per $10,000 principal amount of securities
Contingent Coupon Buffered Autocallable Yield Notes 6

TABLE 1: Hypothetical Redemption Amounts
Percentage Change from the Initial Level to the Final Level	Return on the Securities as of the Valuation Date (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)*	Total Contingent Coupons
100%	0%	$10,000	(See Table 2 below)
90%	0%	$10,000
80%	0%	$10,000
70%	0%	$10,000
60%	0%	$10,000
50%	0%	$10,000
40%	0%	$10,000
30%	0%	$10,000
20%	0%	$10,000
10%	0%	$10,000
0%	0%	$10,000
−10%	0%	$10,000
−20%	0%	$10,000
−21%	-1.25%	100 shares
−30%	-12.50%	100 shares
−40%	-25%	100 shares
−50%	-37.50%	100 shares
−60%	-50%	100 shares
−70%	-62.50%	100 shares
−80%	-75%	100 shares
−90%	-87.50%	100 shares
−100%	-100%	$0

*If shares are delivered, the Redemption Amount will be comprised of a number of shares plus a cash amount in lieu of any fractional shares. The value of the shares delivered at maturity will depend on the value of the Underlying at the time of delivery, but based on the value of the shares on the Valuation Date their value will be less than $10,000 per security. Because the Valuation Date is prior to the Maturity Date, the return on the securities may differ from and may be lower than the percentage change in the level of the Underlying from the Initial Level to the Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

TABLE 2:

The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$1,950.00
A Coupon Barrier Event occurs on 1 Observation Date	$1,462.50
A Coupon Barrier Event occurs on 2 Observation Dates	$975.00
A Coupon Barrier Event occurs on 3 Observation Dates	$487.50
A Coupon Barrier Event occurs on 4 Observation Dates	$0.00

The total payment or delivery on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons on the securities.

Contingent Coupon Buffered Autocallable Yield Notes 7

Examples

The following examples illustrate how the Redemption Amount (excluding contingent coupons) is calculated.

1. The Final Level is less than the Buffer Level.

Final Level: 60% of Initial Level

Because the Final Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Physical Delivery Amount	= $10,000/Buffer Level
= $10,000/$100
= 100 shares of the Underlying
Redemption Amount	= Physical Delivery Amount
= 100 shares of the Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 100 shares of the Underlying. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $7,500, calculated as follows:

Physical Delivery Amount	= 100 shares of the Underlying
Value of Redemption Amount on the Valuation Date	= 100 shares of the Underlying × $75
= $7,500

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery. You will be exposed on a leveraged basis to any depreciation in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. In this scenario, as of the Valuation Date, you will lose 25% of the principal amount at maturity; therefore the securities will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the securities) of 15%.

2. The Final Level is less than the Buffer Level.

Final Level: 20% of Initial Level

Because the Final Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Physical Delivery Amount	= $10,000/Buffer Level
= $10,000/$100
= 100 shares of the Underlying
Redemption Amount	= Physical Delivery Amount
= 100 shares of the Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 100 shares of the Underlying. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $2,500, calculated as follows:

Physical Delivery Amount	= 100 shares of the Underlying
Value of Redemption Amount on the Valuation Date	= 100 shares of the Underlying × $25
= $2,500
Contingent Coupon Buffered Autocallable Yield Notes 8

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery. You will be exposed on a leveraged basis to any depreciation in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. In this scenario, as of the Valuation Date, you will lose 75% of the principal amount at maturity; therefore the securities will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the securities) of 5%. A comparison of this example with the previous example illustrates the diminishing benefit of the effective buffer as the level of the Underlying decreases.

3. The Final Level is equal to or greater than the Buffer Level.

Final Level: 105% of Initial Level

Because the Final Level is equal to or greater than the Buffer Level, the Redemption Amount equals $10,000. Even though the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying.

4. The Final Level is equal to or greater than the Buffer Level.

Final Level: 90% of Initial Level

Even though the Final Level is less than the Initial Level, because the Final Level is equal to or greater than the Buffer Level, the Redemption Amount equals $10,000.

Contingent Coupon Buffered Autocallable Yield Notes 9

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If the Final Level is less than the Buffer Level, as of the Valuation Date, you will be fully exposed to such negative performance on a leveraged basis of 1.25%, which will progressively offset the protection that the buffer feature would offer. In this case, the value of the Redemption Amount as of the Valuation Date will be less than the principal amount of the securities, and you could lose your entire investment, excluding contingent coupons on the securities, if any. It is not possible to predict whether the Final Level will be less than the Buffer Level. Accordingly, the lower the Final Level, the less benefit you will receive from the buffer. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY

The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $10,000 for each $10,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. Instead, the number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlying during the term of the securities. This is because the closing level of the Underlying will determine (i) the number of Coupon Barrier Events that occur and (ii) whether and when the securities are automatically redeemed. No contingent coupon will be paid with respect to any Observation Date on which a Coupon Barrier Event occurs. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities.

The number of contingent coupons you will be paid, if any, could also be limited by the Automatic Redemption feature of the securities. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made with respect to the securities following an Automatic Redemption. Therefore, if the securities are automatically redeemed, you will not have the opportunity to receive further contingent coupons.

Contingent Coupon Buffered Autocallable Yield Notes 10

In addition, if interest rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

Because the number of contingent coupons is variable and may be zero, the securities are not a suitable investment for investors who require regular fixed income payments.

WHETHER A CONTINGENT COUPON IS PAID ON A CONTINGENT COUPON PAYMENT DATE WILL DEPEND ON THE CLOSING LEVEL OF THE UNDERLYING ON THE RELATED OBSERVATION DATE

Whether a contingent coupon will be paid on a Contingent Coupon Payment Date will depend on the closing level of the Underlying on the immediately preceding Observation Date. As a result, you will not know whether you will receive a contingent coupon until shortly before the relevant Contingent Coupon Payment Date. Moreover, if the closing level of the Underlying is less than the Coupon Barrier Level on an Observation Date, you will not receive the contingent coupon with respect to such Observation Date, even if the closing level was higher than the Coupon Barrier Level on other days during the relevant period.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of the Underlying could be less than (i) the Coupon Barrier Level on any Observation Date or (ii) the Buffer Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Buffer Level) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Buffer Level may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

AN AUTOMATIC REDEMPTION WOULD ELIMINATE YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES
If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on that Contingent Coupon Payment Date. No further payments will be made with respect to the securities following an Automatic Redemption.

Further, a lower Autocall Level relative to the Coupon Barrier Level will increase the likelihood of an Automatic Redemption and therefore could limit your opportunity to be paid contingent coupons. Because the number of contingent coupons you receive over the term of securities, if any, will depend

Contingent Coupon Buffered Autocallable Yield Notes 11

on (i) the number of Coupon Barrier Events that occur and (ii) whether and when an Autocall Event occurs, a relatively lower Autocall Level will narrow the range of possible closing levels at which you will receive the contingent coupon on any particular Contingent Coupon Payment Date and the securities will remain outstanding until at least the next Contingent Coupon Payment Date. If the closing level of the Underlying on an Observation Date that is also an Autocall Observation Date is greater than or equal to the Coupon Barrier Level, you will receive the Contingent Coupon on the related Contingent Coupon Payment Date, but the securities will only remain outstanding in the event that the closing level of the Underlying is also less than the Autocall Level. The lower the Autocall Level is, the less likely it is that the securities will remain outstanding.

THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE

If the securities are not automatically redeemed and the Final Level is less than the Buffer Level, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $10,000 per $10,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlying

THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING

Although shares of the Underlying are listed for trading on a national securities exchange and a number of exchange-traded funds generally have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “The Underlying” herein.

THE PERFORMANCE AND MARKET VALUE OF THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX

The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying (the “Tracked Index”), but may not fully replicate the Tracked Index. There may be instances where the Underlying’s investment advisor may choose to overweight another stock in the Underlying’s Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of

Contingent Coupon Buffered Autocallable Yield Notes 12

the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information on the Underlying, see “The Underlying” herein.

THE UNDERLYING MAY NOT BE REPRESENTATIVE OF AN INVESTMENT IN THE OIL SERVICES INDUSTRY

The Underlying does not represent a direct investment in the oil services industry. The Underlying consists of securities of companies whose primary lines of business are directly associated with the oil services industry. As a result, the closing price of the Underlying will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market or other conditions applicable to the oil services industry. As a result, the Underlying may not perfectly correlate with the performance of the oil services industry and the closing price of the Underlying could decrease even if the performance of the oil services industry as a whole increases.

THE STOCKS INCLUDED IN THE UNDERLYING ARE CONCENTRATED IN ONE PARTICULAR SECTOR

All of the stocks included in the Underlying are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Underlying are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Underlying, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

AN INVESTMENT IN THE SECURITIES IS SUBJECT TO RISKS ASSOCIATED WITH INVESTING IN NON-U.S. COMPANIES

Some of the stocks included in the Underlying are issued by companies incorporated outside of the United States. The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

Contingent Coupon Buffered Autocallable Yield Notes 13

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying or the assets that comprise the Underlying.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in

Contingent Coupon Buffered Autocallable Yield Notes 14

the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industry tracked by the Underlying;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit

Contingent Coupon Buffered Autocallable Yield Notes 15

Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Contingent Coupon Buffered Autocallable Yield Notes 16

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Contingent Coupon Buffered Autocallable Yield Notes 17

The Underlying

The VanEck® Oil Services ETF

You may receive shares of the Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the VanEck® Oil Services ETF.

The prospectus for the VanEck® Oil Services ETF was filed by the VanEck® ETF Trust on April 28, 2021 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1137360/000113736021000300/ck0001137360-20201231.htm#i9faa213037ef44bea625bbcfbd261af0_31

We have derived all information contained herein regarding the VanEck® Oil Services ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck® Oil Services ETF and acts as investment advisor to the VanEck® Oil Services ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck® Oil Services ETF.

The VanEck® Oil Services ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index. The MVIS® US Listed Oil Services 25 Index includes common stocks and depositary receipts of U.S. exchange-listed companies considered to be in the oil services sector because they derive at least 50% of their revenues from oil services to the upstream oil sector, which includes companies engaged primarily in oil equipment, oil services or oil drilling. Prior to May 1, 2016, the VanEck® Oil Services ETF’s name was the Market Oil Services ETF.

VanEck® ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck® Oil Services ETF. Information filed by VanEck® ETF Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck® Oil Services ETF are listed on the NYSE Arca under ticker symbol “OIH.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

Contingent Coupon Buffered Autocallable Yield Notes 18

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2017 through March 16, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlying, see “The Underlying” herein.

The closing level of the Underlying on March 16, 2022 was $257.30.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be short-term capital gain or loss.

•	If you receive shares of the Underlying (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the shares received. Instead, you should have an aggregate tax basis in the shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of shares of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of shares of the Underlying.

Contingent Coupon Buffered Autocallable Yield Notes 20

Non-U.S. Holders.

The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Contingent Coupon Buffered Autocallable Yield Notes 21

Supplemental Plan of Distribution

Under the terms of our distributor accession confirmation with CGMI dated as of March 23, 2012, CGMI will act as placement agent for the securities. CGMI will receive discounts and commissions from Credit Suisse or one of our affiliates of $125 per $10,000 principal amount of securities. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Contingent Coupon Buffered Autocallable Yield Notes 22

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Contingent Coupon Buffered Autocallable Yield Notes 23

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